Exhibit 10.6.1

November 2, 2010

Richard Ramlall

460 Herndon Parkway

Suite 150

Herndon, VA 20170

Dear Richard:

On behalf of Primus Telecommunications, Inc. (the Company), it is my pleasure to offer you full-time employment for the position of Chief Communications Officer (CCO) and Senior Vice President Corporate Development of Primus Telecommunications Group, Incorporated, reporting to Peter D. Aquino, Chairman and CEO. Your start date will be Monday, November 8, 2010.

This offer is subject to written affirmation of the Company’s Code of Ethics, Confidentiality Agreement and other policies and completion of any background check and drug screening requirements for new employees which may be implemented by the company within the next six months. Your employment with the Company is at-will meaning both you and the Company can end the employment relationship at any time and for any reason.

Your semi-monthly salary will be $9,375.00, which is $225,000.00 annually. Beginning in 2011, you will be eligible for a discretionary annual bonus targeted at 40% of your base salary based on company financial results and personal performance. Annual bonus amounts are approved by the Compensation Committee in March of the following year, i.e., March 2012 for 2011 performance.

You will have the opportunity for future incentive equity grants if and when an equity plan is developed for similarly situated employees.

Effective on your start date, you will be eligible to participate in the Company’s employee benefit plans for health, dental, vision, life insurance, voluntary life insurance, AD&D, and short-term and long-term disabilities. Providing you have met the minimum age requirement on the 1st of the quarter following your date of hire you will be automatically enrolled in the 401(k) Plan.

In addition to the benefits listed above, you will be eligible to accrue vacation leave at 6.66 hours per pay period, which equates to 4 weeks of vacation per completed calendar year. In accordance with the Company’s current policy on vacation leave, you will be eligible to carry forward a maximum of one week of vacation.

In the event the Company terminates your employment “without cause”; the Company agrees to pay you separation pay equal to six months of your then-current salary and will reimburse you for the monthly premiums for elected COBRA coverage for a period of up to six months. After six months, you will be eligible to be included in the plan set up for others in your salary grade. For purposes of this agreement, “without cause” shall mean for any reason other than willful misconduct, fraud, breach of ethics and other published policies of the Company.

Primus Telecommunications, Inc.

7901 Jones Branch Drive  —  Suite 900  —  McLean, VA 22102 USA

Phone: 703.902.2800  —  Fax: 703.902.2814  —  www.primustel.com

Separation pay will be paid in accordance with the Company’s regular semi-monthly payroll practices and will begin on the Company’s next regularly scheduled pay date after the expiration of any applicable revocation period, unless otherwise required by law. Separation payments will be repeated each payroll cycle until the separation pay has been paid out in full. All separation pay described herein shall be subject to appropriate federal and state withholding. Your entitlement to such payment will be subject to you signing a Separation and General Release which will contain provisions relating to confidentiality, direct and non-direct solicitation of customers and employees and other reasonable and traditional terms.

If this offer is acceptable, please sign in the space below and return to me by your start date listed above. Faxed copies confidentially accepted at 703-394-4552.

Kind regards,

/s/ Jamie L. Barkovic
Jamie L. Barkovic
Director, Human Resources

cc:	Peter D. Aquino, Chairman and CEO

Thomas D. Hickey, General Counsel

/s/ Richard Ramlall	11/2/10
Accepted by: Richard Ramlall	Date